EXHIBIT 99.1

Digital Video Systems, Inc. For Immediate Release

DIGITAL VIDEO SYSTEMS ANNOUNCES PRELIMINARY
RESULTS FOR THE FOURTH
QUARTER AND YEAR ENDED DECEMBER 31, 2003

PALO ALTO, Calif.---April 1, 2004 --Digital Video Systems, Inc. (DVS/NASDAQ:DVID), a leading manufacturer of DVD loaders and other DVD-based products, today announced preliminary financial results for the quarter and fiscal year ended December 31, 2003.

Revenue for the quarter ended December 31, 2003 is currently anticipated to be approximately $18.5 million, compared to $44.0 million for the quarter ended December 31, 2002. For the fiscal year ended December 31, 2003, revenue is currently anticipated to be approximately $89.1 million, compared to $157.2 million for the year ended December 31, 2002.

The Company's net loss for the fourth quarter of 2003 is currently anticipated to be approximately $3.9 million, or a loss of $0.46 per share, compared to a net loss of $2.0 million, or a loss of $0.34 per share, in the fourth quarter of 2002. The net loss for fiscal year 2003 is currently anticipated to be approximately $8.3 million, or a loss of $1.15 per share, compared to net loss of $3.0 million, or a loss of $0.50 per share, in 2002.

The Company attributed the loss in the fourth quarter of 2003 primarily to the transition to new products and to inventory charges. These charges also negatively impacted the gross margin for the quarter.

Douglas T. Watson, Chief Executive Officer, commented, "Our transition to new products is essential in an industry where our core product offerings of the past have become increasingly commoditized, with steadily decreasing margins."

Mr. Watson continued, "However, we made solid progress in 2003 on developing, marketing and shipping new, higher-margin products in rapidly growing DVD market segments, especially in DVD technologies for demanding new automotive applications and the exciting, next-generation area of rewriteable/recordable DVDs."

Factors that could cause actual results to differ materially include possible accounting entries and adjustments that may be made to the Company's financial statements in connection with finalizing the audit of financial statements for the year ended December 31, 2003. The Company intends to file its Annual Report on Form 10-K prior to the April 14, 2004 extended reporting deadline.

Fiscal 2003 Highlights

During 2003, Digital Video Systems and its subsidiaries worldwide attained a number of important milestones, advancing the Company's growth initiatives in higher-margin, market-leading automotive and rewriteable DVD technologies.

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The progress made by the Company's DVS Korea subsidiary yielded a $4.5 million contract in September from Ellion Digital, a company in which DVS Korea employees, officers and directors have a significant ownership interest.

In November, the Company showcased its automotive products at the large SEMA Expo in Las Vegas. Following the end of fiscal year 2003, Digital Video Systems entered into an agreement with Visteon Corporation relating to the potential purchase of DVD sub-systems for automotive markets.

In December, the Company's Korean subsidiary won a $5.5 million order for DVD+RW loaders from China's Shenzhen Hongxinli Industries Co., Ltd. This rounded out a successful year in terms of the Company's rewriteable / recordable growth initiative.

Digital Video Systems' newest subsidiary in Bangalore, India was formed in July 2003 for production, product development and marketing of its DVD innovations. November brought the official marketing launch of premium home and mobile entertainment DVD products in the vast and rapidly growing India consumer electronics market.

Also in early 2004, the Company announced that DVS Korea has received the key ISO/TS 16979:2002 automotive supplier quality certification. The certification will help enable the Company to engage in business and technology development with the most demanding suppliers to the automotive industry.

Digital Video Systems management believes that these milestones position the Company to make further inroads in 2004 into the most exciting and rapidly growing segments of the overall worldwide DVD marketplace.

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio, digital video and high-end graphics. DVS is headquartered in Palo Alto, California, with subsidiaries and manufacturing facilities in South Korea, China and India. Additional information may be obtained at www.dvsystems.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding progress in the markets for automotive and rewriteable DVD products, improvements in margins, development of the operation in India, growth of the Indian consumer electronics market, the introduction of new technologies, the Company being well positioned to make further inroads into the most exciting and rapidly growing segments of the overall worldwide DVD marketplace, and the Company's intention to file its 10-K within the extended reporting deadline. Factors that could cause actual results to differ materially from preliminary results for the quarter and year ending December 31, 2003, include possible accounting entries and adjustments that may be made to the financial statements in connection with the finalization of the audit for the year ended December 31, 2003. Other important factors that may cause actual results to differ include, but are not limited to, the timely availability of components, sufficiency of working capital, manufacturing difficulties, the impact of competitive products and services, cancellation of key contracts or purchase orders, the Company's ability to manage growth and acquisitions of technology or businesses, risks attendant to strategic agreements involving other companies, the effect of economic and business conditions, the risks of conducting business in foreign countries and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.

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Contact Information:

Digital Video Systems, Inc.
430 Cambridge Ave., Suite 110
Palo Alto, CA 94306
Tel: 650.322.8108
Fax: 650.322.8109
Contact: Larissa Licea
650.322.8108 Ext.106

E-Mail: ir@dvsystems.com

CCG Investor Relations
15300 Ventura Blvd., Suite 303
Sherman Oaks, CA 91403
818-789-0100
Fax: 818-789-1152
Sean Collins, Partner